Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Dana Yacyk Corporate Communications mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS Fourth QUARTER 2024 financial RESULTS;

ISSUES 2025 OUTLOOK

●   Total Sales Down 5.8% Year-over-Year and Comparable Sales Up 2.6%

●   Global Foot Locker and Kids Foot Locker Comparable Sales Up 3.6%

●   Gross Margin Expansion of 300 Basis Points Year-over-Year

●   GAAP EPS of $0.57 from Continuing Operations and Non-GAAP EPS of $0.86

●   Completed 160 Store Refreshes in the Quarter, Bringing Total to Over 400 for the Year

●   Issues Full-Year Sales and Non-GAAP EPS Outlook

NEW YORK, NY, March 5, 2025 – Foot Locker, Inc. (NYSE: FL) today reported financial results for its fourth quarter ended February 1, 2025.

Mary Dillon, President and Chief Executive Officer, said, "We delivered fourth quarter results above our previously revised expectations, as our investments and execution drove positive comparable sales and meaningful gross margin improvement compared to the prior year.  Reflecting on 2024 overall, we made significant progress in elevating our in-store experience with our new Reimagined doors and store refresh program, enhancing our digital and mobile capabilities, expanding engagement with our FLX Rewards Program, and leaning into brand building through compelling campaigns and partnerships.  Our return to positive comparable sales growth, gross margin expansion, and positive free cash flow in fiscal 2024 serve as proof points that our Lace Up Plan is working."

Ms. Dillon continued, "Looking ahead, we will continue to prioritize our customer-facing investments, keep our inventories controlled, and manage our expense base with discipline to improve our profitability. While we expect consumer and category promotional pressures to remain uncertain into 2025, especially within the first half, our Lace Up Plan strategies continue to resonate with our customers and brand partners.  We started the year with one of our largest basketball activations in the company's history at NBA All-Star 2025, underscoring how we are capitalizing on our basketball leadership and our strong brand partnerships.  We are confident that our strategies and actions will enable us to achieve our growth expectations in 2025 and are committed to delivering sustainable shareholder value creation."

Fourth Quarter Results

●	Total sales were down 5.8%, to $2,243 million, as compared with sales of $2,380 million in the fourth quarter of 2023. Results from 2023 included the effect of the 53rd week, which represented sales of $98 million. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter decreased by 4.6%.

●	Comparable sales increased by 2.6%, including global Foot Locker and Kids Foot Locker combined comparable sales growth of 3.6%. Notably, Champs Sports delivered its second consecutive quarter of comparable sales growth, with gains of 1.8%.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin increased by 300 basis points as compared with the prior-year period, which was led by sequentially improved merchandise margin recapture trends relative to the third quarter of 2024 despite elevated promotions in the marketplace. Occupancy, as a percent of sales, was flat compared to the prior year period.

●	SG&A as a percentage of sales improved by 10 basis points compared with the prior-year, driven by savings from the cost optimization program, disciplined expense management, and lower incentive compensation, partially offset by technology and brand-building investments.

●	Net income from continuing operations was $55 million, as compared with net loss of $389 million in the prior-year period. On a non-GAAP basis, net income from continuing operations was $82 million for the fourth quarter, as compared with net income of $36 million in the corresponding prior-year period.

●	Fourth quarter diluted earnings per share from continuing operations was $0.57, as compared with loss of $4.13 per share in the fourth quarter of 2023. Non-GAAP earnings from continuing operations were $0.86 per share in the fourth quarter, as compared with non-GAAP earnings per share of $0.38 in the corresponding prior-year period.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company had cash and cash equivalents of $401 million, and total debt was $446 million.

As of February 1, 2025, the Company's merchandise inventories were $1,525 million, 1.1% higher than at the end of the fourth quarter last year. Excluding the effect of foreign currency fluctuations, merchandise inventories increased by 2.5% as compared with the fourth quarter of last year.

Store Base Update

During the fourth quarter, the Company opened 7 new stores and closed 47 stores. Also during the quarter, the Company remodeled or relocated 21 stores and refreshed 160 stores to our updated design standards, which incorporate key elements of our current brand design specifications.

As of February 1, 2025, the Company operated 2,410 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 224 licensed stores were operating in the Middle East, Europe, and Asia.

Issuing Full-Year 2025 Sales and Non-GAAP EPS Outlook

The Company's full year 2025 outlook, representing the 52 weeks ending January 31, 2026, is summarized in the table below.

Metric	Full Year Guidance	Commentary
Sales Change	-1.0% to +0.5%	Includes ~1.0% expected foreign currency headwinds
Comparable Sales Change	+1.0% to +2.5%
Store Count Change	Down ~4%
Square Footage Change	Down ~2%
Licensing and Other Revenue	~$24 million
Gross Margin	29.3% to 29.7%	Improving merchandise margin
SG&A Rate	24.3% to 24.5%	Modest leverage excluding incentive compensation normalization
D&A	$200 to $210 million
EBIT Margin	2.6% to 3.1%
Net Interest	~$12 million
Non-GAAP Tax Rate	32.5% to 33.0%
Non-GAAP EPS	$1.35 to $1.65
Capital Expenditures	$270 million	Focusing on customer-facing investments
Adj. Capital Expenditures*	$300 million	Includes $30 million in technology investments reflected in operating cash flows

* Adjusted Capital Expenditures includes Software-as-a-Service implementation costs that are amortized through operating expenses over their contract terms.

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company's forward-looking EBIT, non-GAAP tax rate, and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Conference Call and Webcast

The Company will host a conference call at 8:00 a.m. ET today, March 5, 2025, to review its fourth quarter 2024 results and provide an update on the business. An investor presentation will be available on the Investor Relations section of the Company's corporate website before the start of the conference call. The call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call will be accessible approximately one hour following the end of the call through March 19, 2025 by calling 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, and 1-412-317-0088 internationally with passcode 8678396. A webcast replay will also be available at footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company's filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company's Annual Report on Form 10-K for the year ended February 3, 2024, filed on March 28, 2024. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 1, 2025 and February 3, 2024

(In millions, except per share amounts)

	Fourth Quarter		Year-to-Date
	2024	2023	2024	2023
Sales	$2,243	$2,380	$7,971	$8,154
Licensing revenue	5	4	17	14
Total revenue	2,248	2,384	7,988	8,168

Cost of sales	1,580	1,746	5,666	5,895
Selling, general and administrative expenses	501	533	1,920	1,852
Depreciation and amortization	49	51	202	199
Impairment and other	36	21	97	80
Income from operations	82	33	103	142

Interest expense, net	(2)	(2)	(8)	(9)
Other (expense) income, net	(3)	(555)	(44)	(556)
Income (loss) from continuing operations before income taxes	77	(524)	51	(423)
Income tax expense (benefit)	22	(135)	33	(93)
Net income (loss) from continuing operations	55	(389)	18	(330)
Net loss from discontinued operations, net of tax	(6)	-	(6)	-
Net income (loss)	$49	$(389)	$12	$(330)

Diluted earnings per share
Earnings (loss) per share from continuing operations	$0.57	$(4.13)	$0.19	$(3.51)
Net loss per share from discontinued operations, net of tax	$(0.06)	$—	$(0.06)	$—
Net earnings (loss) per share	$0.51	$(4.13)	$0.13	$(3.51)

Weighted-average diluted shares outstanding	95.6	94.4	95.5	94.2

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

Non-GAAP Reconciliation

(unaudited)

Periods ended February 1, 2025 and February 3, 2024

(In millions, except per share amounts)

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Year-to-Date
	2024	2023	2024	2023
Pre-tax income:
Income (loss) from continuing operations before income taxes	$77	$(524)	$51	$(423)
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	36	21	97	80
Other expense / income (2)	—	554	37	548
Adjusted income before income taxes (non-GAAP)	$113	$51	$185	$205

After-tax income:
Net income (loss)	$49	$(389)	$12	$(330)
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $9, $7, $22, and $18 million, respectively (1)	27	14	75	62
Other expense / income, net of income tax benefit of $-, $143, $-, and $142 million, respectively (2)	—	411	37	406
Net loss from discontinued operations, net of income tax benefit of $2, $-, $2, and $- million, respectively (3)	6	—	6	—
Tax reserves benefit (4)	—	—	—	(4)
Adjusted net income (non-GAAP)	$82	$36	$130	$134

	Fourth Quarter		Year-to-Date
	2024	2023	2024	2023
Earnings per share:
Earnings (loss) per share	$0.51	$(4.13)	$0.13	$(3.51)
Diluted EPS amounts excluded from GAAP:
Impairment and other (1)	0.29	0.15	0.80	0.66
Other expense / income (2)	—	4.36	0.38	4.31
Net loss from discontinued operations (3)	0.06	—	0.06	—
Tax reserves benefit / charge (4)	—	—	—	(0.04)
Adjusted diluted earnings per share (non-GAAP)	$0.86	$0.38	$1.37	$1.42

Notes on Non-GAAP Adjustments:

(1)

Included in the fourth quarter of 2024 impairment and other caption were $19 million of reorganization costs primarily related to the announced closure and relocation of the Company's global headquarters and $10 million of impairment of long-lived assets and right-of-use assets accelerated tenancy charges related to the annual review of underperforming stores and the shutdown of the businesses operating in South Korea, Denmark, Norway, and Sweden. The Company will close all stores operating in those regions as it focuses on improving the overall results of its international operations. The fourth quarter also included charges related to legal and other matters totaling $7 million representing changes in estimates and loss accruals for various matters. The Company routinely monitors claims and records provisions for losses when claims become probable and the amount is estimable.

For fiscal year 2024, impairment and other included impairment charges of $32 million from a review of underperforming stores and accelerated tenancy charges on right-of-use assets primarily related to its decision to exit the underperforming operations and the closure and sublease of an unprofitable store in Europe. Additionally, the Company incurred $26 million of reorganization costs primarily related to the announced closure and relocation of the Company's global headquarters.  During the third quarter, the Company recorded a $25 million write down of the atmos tradename following an impairment review. Additionally, the fiscal year reflected a charge of $14 million related to legal and other matters.

Non-GAAP Reconciliation

(unaudited)

Periods ended February 1, 2025 and February 3, 2024

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments (continued):

Fourth quarter 2023 impairment and other included $11 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges. These were incurred as part of the Company's annual review of underperforming stores and the planned wind down of its U.S. atmos stores, partially offset by a net benefit from the settlement of lease obligations associated with Sidestep store closures. In addition, the Company recorded intangible asset impairment of $9 million on the atmos tradename and reorganization costs of $5 million. These charges were partially offset by a $4 million reduction in the fair value of the atmos contingent consideration liability.

For fiscal year 2023, impairment and other included impairment charges of $30 million from a review of underperforming stores and accelerated tenancy charges on right-of-use assets for closures of the Sidestep banner and certain Foot Locker Asia stores. Additionally, the Company incurred transformation consulting expense of $27 million and reorganization costs of $17 million primarily related to severance and the closures of the Sidestep banner, certain Foot Locker Asia stores, and a North American distribution center. The fiscal year also included the atmos intangible asset impairment of $9 million, partially offset by the $4 million reduction in the fair value of the atmos contingent consideration.

(2)

For fiscal year 2024, other expense / income included a $35 million impairment charge related to a minority investment. The Company evaluates the minority investment for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable and that impairment is other than temporary. If an indication of impairment occurs, the Company evaluates recoverability of the carrying value based on the fair value of the minority investment. If an impairment is indicated, the Company adjusts the carrying values of the investment downward, if necessary, to their estimated fair values. Other expense / income also included $2 million of the Company's share of losses related to equity method investments.

Other expense / income for the fourth quarter of 2023 consisted of a $478 million non-cash charge on minority investments and a $75 million charge related to the partial settlement of pension plan obligations. During the fourth quarter, as part of efforts to reduce pension plan obligations, the Company transferred approximately $109 million of its U.S. Qualified pension plan registered assets and liabilities to an insurance company through the purchase of a group annuity contract, under which an insurance company is required to directly pay and administer pension payments to certain pension plan participants, or their designated beneficiaries. In connection with this transaction, the Company recorded a non-cash pretax settlement charge of $75 million. This settlement charge accelerated the recognition of previously unrecognized losses in “Accumulated Other Comprehensive Loss.” Additionally, fiscal year 2023 also included a $3 million gain from the sale of a North American corporate office property, a $3 million gain from the sale of the Singapore and Malaysian Foot Locker businesses to a license partner, and $2 million of the Company's share of losses related to equity method investments.

(3)	In the fourth quarter of 2024, the Company recorded a charge to discontinued operations of $8 million ($6 million after tax) related to a legal matter of a business it formerly operated.

(4)	In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release.

Sales by Banner

(unaudited)

Periods ended February 1, 2025 and February 3, 2024

(In millions)

	Fourth Quarter				Year-to-Date
	2024	2023	Constant Currencies	Comparable Sales	2024	2023	Constant Currencies	Comparable Sales
Foot Locker	$945	$961	(1.1)%	5.5%	$3,227	$3,205	0.9%	3.5%
Champs Sports	334	372	(9.9)	1.8	1,155	1,304	(11.3)	(3.2)
Kids Foot Locker	207	214	(3.3)	4.0	727	716	1.5	3.4
WSS	178	182	(2.2)	(3.3)	660	640	3.1	(3.4)
Other	1	—	n.m.	n.m.	2	1	n.m.	n.m.
North America	1,665	1,729	(3.4)	3.6	5,771	5,866	(1.4)	1.3
Foot Locker	451	495	(6.1)	1.9	1,735	1,697	2.5	4.4
Sidestep	—	—	n.m.	n.m.	—	26	n.m.	n.m.
EMEA	451	495	(6.1)	1.9	1,735	1,723	0.9	4.4
Foot Locker	91	106	(9.4)	(7.2)	327	387	(14.0)	(6.6)
atmos	36	50	(24.0)	(8.7)	138	178	(16.3)	(6.8)
Asia Pacific	127	156	(14.1)	(7.6)	465	565	(14.7)	(6.7)
Total	$2,243	$2,380	(4.6)%	2.6%	$7,971	$8,154	(1.9)%	1.4%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 1,	February 3,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$401	$297
Merchandise inventories	1,525	1,509
Assets held for sale	10	—
Other current assets	323	419
	2,259	2,225
Property and equipment, net	910	930
Operating lease right-of-use assets	2,061	2,188
Deferred taxes	143	114
Goodwill	759	768
Other intangible assets, net	365	399
Minority investments	115	152
Other assets	136	92
	$6,748	$6,868

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$378	$366
Accrued and other liabilities	434	428
Current portion of long-term debt and obligations under finance leases	5	5
Current portion of lease obligations	507	492
Liabilities held for sale	6	—
	1,330	1,291
Long-term debt and obligations under finance leases	441	442
Long-term lease obligations	1,831	2,004
Other liabilities	237	241
Total liabilities	3,839	3,978
Total shareholders' equity	2,909	2,890
	$6,748	$6,868

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

($ in millions)	2024	2023
From operating activities:
Net income (loss)	$12	$(330)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	202	199
Non-cash impairment and other	57	40
Fair value adjustments to minority investments	35	478
Share-based compensation expense	21	13
Deferred income taxes	(28)	(136)
Pension settlement charge	—	75
Fair value change in contingent consideration	—	(4)
Gain on sales of businesses	—	(3)
Gain on sale of property	—	(3)
Change in assets and liabilities:
Merchandise inventories	(40)	120
Accounts payable	18	(122)
Accrued and other liabilities	11	(109)
Other, net	57	(127)
Net cash provided by operating activities	345	91
From investing activities:
Capital expenditures	(240)	(242)
Minority investments	(1)	(2)
Proceeds from minority investments	1	—
Proceeds from sales of businesses	—	16
Proceeds from sale of property	—	6
Net cash used in investing activities	(240)	(222)
From financing activities:
Payment of long-term debt and obligations under finance leases	(6)	(6)
Shares of common stock repurchased to satisfy tax withholding obligations	(5)	(10)
Payment of debt issuance costs	(4)	—
Proceeds from exercise of stock options	5	5
Treasury stock reissued under employee stock plan	3	4
Repayment of the revolving credit facility	—	(146)
Dividends paid on common stock	—	(113)
Proceeds from the revolving credit facility	—	146
Net cash used in financing activities	(7)	(120)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	(2)	3
Net change in cash, cash equivalents, and restricted cash	96	(248)
Cash, cash equivalents, and restricted cash at beginning of year	334	582
Cash, cash equivalents, and restricted cash at end of period	$430	$334

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			February 1,	Relocations/
	2024	Opened	Closed	2025	Remodels
Foot Locker U.S.	723	1	47	677	215
Foot Locker Canada	85	—	1	84	34
Champs Sports	404	—	21	383	2
Kids Foot Locker	390	2	23	369	108
WSS	141	12	2	151	3
Footaction	1	—	—	1	—
North America	1,744	15	94	1,665	362
Foot Locker Europe (1)	637	10	39	608	97
EMEA	637	10	39	608	97
Foot Locker Pacific	98	1	3	96	14
Foot Locker Asia	13	—	2	11	—
atmos	31	—	1	30	5
Asia Pacific	142	1	6	137	19
Total	2,523	26	139	2,410	478

Selling and gross square footage are as follows:

	February 3, 2024		February 1, 2025
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,401	4,080	2,337	3,954
Foot Locker Canada	259	426	261	428
Champs Sports	1,539	2,421	1,466	2,306
Kids Foot Locker	780	1,304	752	1,262
WSS	1,458	1,757	1,573	1,895
Footaction	3	6	3	6
North America	6,440	9,994	6,392	9,851
Foot Locker Europe (1)	1,208	2,470	1,172	2,389
EMEA	1,208	2,470	1,172	2,389
Foot Locker Pacific	243	366	250	376
Foot Locker Asia	52	98	45	88
atmos	28	48	28	47
Asia Pacific	323	512	323	511
Total	7,971	12,976	7,887	12,751

(1)  Includes 13 and 7 Kids Foot Locker stores, and the related square footage, operating in Europe for February 3, 2024 and February 1, 2025, respectively.